Ex. T3A.20
CERTIFICATE OF INCORPORATION.

OF

PIZZERIA UNO OF SOUTH STREET SEAPORT, INC.

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 18 year of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:                       The name of the corporation is PIZZERIA UNO SOUTH STREET SEAPORT, INC.

SECOND:                       The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized, under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent: or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:                       The office of the corporation is to be located in the County of Albany, State of New York,

FOURTH:                       The aggregate number of shares which the corporation shall have authority to issue is 200, all of which are without par value, and all of which are of the same class.

FIFTH:                       The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is 15 Columbus Circle , c/o The Prentice-Hall Corporation System, Inc., New York, New York  10023-7773.

SIXTH:                       The duration of the corporation is to be perpetual.

SEVENTH:                       SEVENTH: The name and the address within the State of New York of the registered agent of the corporation arc as follows:

NAME	ADDRESS
The Prentice-Hall Corporation System, Inc.	15 Columbus Circle New York, N.Y. 10023-7773
Said registered agent is to be the agent of the corporation upon whom or upon which process against the corporation may be served.

EIGHTH:                       The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

NINTH:                       The personal liability of the directors of the corporation. is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

Signed on March 6, 1991.

/s/  Kate-Leigh Renaud
Kate-Leigh Renaud, Incorporator
84 State Street
Boston, Massachusetts  02109

STATE OF MASSACHUSETTS        )
)           SS. :
COUNTY OF SUFFOLK                  )

On the date hereinafter set forth, before me came Kate-Leigh Renaud, to me known to be the individual who is described in, and who signed the foregoing certificate of incorporation, and she acknowledged to me that she signed the same.

Signed on March 6, 1991.

/s/ Helena F. Fletcher
Notary Public